Exhibit 99.1

           Vitesse Updates Guidance for Fourth Quarter of Fiscal 2005

    CAMARILLO, Calif.--(BUSINESS WIRE)--Oct. 3, 2005--Vitesse Semiconductor Corporation (Nasdaq:VTSS) ("Vitesse" or the "Company") today announced that it expects revenues for the fourth quarter of fiscal 2005, which ended on September 30, to be approximately $48 million compared to an earlier guidance range of $52 to $53 million established in July. The Company also anticipates that revenues in the first fiscal quarter of 2006 ending December 31, 2005 will be $53 to $54 million.
    Lou Tomasetta, Vitesse President and CEO, commented, "During the quarter we saw some softness in turns business and delays in the production ramp of our SAS products. Additionally, we were unable to obtain all of the required material from our assembly subcontractors in time to ship by the end of the quarter as assembly lead times have lengthened significantly. We were, however, encouraged to see continued design-win activity and double digit growth in sales in our Ethernet business."
    The Company will report fourth quarter and fiscal year ended 2005 results towards the end of October 2005 on a date to be announced. At that time, management will hold its regular conference call and provide more details on fourth quarter 2005 results as well as guidance for the first quarter of fiscal 2006.

    About Vitesse

    Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for communications and storage networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Advanced Switching, Fibre Channel, Serial Attached SCSI, Optical Transport, and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

    Forward-Looking Statements

    This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future operating results and the markets for our products. Our actual results could differ materially from our forward looking statements for a variety of reasons, including among other things, failure of our markets to achieve expected growth, delays or cancellations of orders by our customers, competition in our markets, unexpected expenses or increased expenses associated with bringing new products to market and the discontinuation of certain operations, difficulties in bringing new products to market, costs associated with the integration of acquisitions, and possible future write-downs of assets. For a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from our forward looking statements, please read the reports we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2004 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

    CONTACT: Vitesse Semiconductor Corporation
             Yatin Mody, 805-388-3700